Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

Dated as of January 30, 2015

by and between

4LICENSING CORPORATION

and

LESLIE G. RUDD LIVING TRUST

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TABLE OF CONTENTS
(continued)

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EXHIBITS

Exhibit A	Form of Warrant

SCHEDULES
1.2(c)	Purchase and Exercise Prices
3.5(a)(i)	Capitalization of the Company - Authorized Capital Stock (pre-Closing)
3.5(a)(ii)	Capitalization of the Company - Issued and Outstanding Capital Stock (pre-Closing)
3.5(b)	Outstanding Warrants, Options, Rights, Agreements, etc.
3.11	Changes
3.14	Title to Assets, Properties and Rights

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), is made as of January 30, 2015, by and between 4Licensing Corporation (the “Company”) and the Leslie G. Rudd Living Trust (“Buyer”).

WHEREAS, the Company has authorized the sale to Buyer of the Initial Shares and the Initial Warrants;

WHEREAS, Buyer wishes to purchase, and the Company wishes to issue and sell, the Initial Shares and the Initial Warrants on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company has authorized the grant of an option (the “Option”) to the Buyer to purchase the Option Shares and the Option Warrants and has authorized the sale thereof to the Buyer upon the exercise of the Option.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Buyer hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1	The Shares and Warrants.

The Company has authorized the issuance and sale to Buyer of the Shares and the Warrants.

1.2	The Issuance and Sale of the Shares and Warrants.

(a)            The closing of the sale of the Initial Shares and the Initial Warrants (the “Initial Closing”) shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, at 10:00 a.m., Cleveland, Ohio time, on the date hereof or such other date(s) and time(s) as each of the Buyer and the Company may agree (the “Initial Closing Date”).  At the Initial Closing, on the terms and subject to the conditions contained herein, the Company shall issue, sell and deliver to Buyer, and Buyer shall purchase and acquire from the Company, the Initial Shares and the Initial Warrants, free and clear of any Liens and with no restrictions on the transfer thereof (in each case other than pursuant to the Transaction Documents and pursuant to the federal securities laws).

(b)         Each closing of the sale of any of the Option Shares and the Option Warrants (the “Option Closing”), in the event Buyer shall have exercised the Option, shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, at 10:00 a.m., Cleveland, Ohio time, on such date(s) and time(s) as each of the Buyer and the Company may agree (each, an “Option Closing Date”).  At each Option Closing, on the terms and subject to the conditions contained herein, the Company shall issue, sell and deliver to Buyer, and Buyer shall purchase and acquire from the Company, the applicable number of Option Shares and Option Warrants, free and clear of any Liens and with no restrictions on the transfer thereof (in each case other than pursuant to the Transaction Documents and pursuant to the federal securities laws), as shall be mutually agreed upon by the Company and Buyer, provided that for every Option Share purchased Buyer shall receive an Option Warrant to purchase one Option Share.  Notwithstanding anything to the contrary in the foregoing, the Company shall not be obligated to sell any Option Shares and Option Warrants to Buyer unless (i) the Company is not in possession of any material non-public information concerning the Company (“MNPI”) or (ii) the Company has conveyed the MNPI to Buyer and Buyer has agreed to keep the MNPI confidential as provided in Section 6.8 and to not trade in the Company’s securities while in possession of MNPI.

(c)            The amounts payable by the Buyer to the Company for purchase of the Initial Shares and the Option Shares (which includes the Initial Warrants and the Option Warrants, as applicable) and the exercise price of the Initial Warrants and Option Warrants pursuant to this Agreement are set forth in the statement attached hereto as Schedule 1.2(c).

(d)            The Option shall expire on January 30, 2025 (the “Termination Date”).

1.3	Exemption from Registration.

(a)            The Shares, the Warrants and the Warrant Shares (a) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or other securities laws, (b) will be issued under an exemption or exemptions from registration under the Securities Act and any applicable state and other securities laws, and (c) will be restricted securities (as that term is defined in Rule 144(a)(3) promulgated under the Securities Act) and may not be resold unless such Shares, Warrants or Warrant Shares, as applicable, are registered under the Securities Act and any applicable state and other securities laws or an exemption from registration is available. Notwithstanding anything to the contrary in the foregoing, transfers shall be permitted in connection with the distribution of the assets of Buyer in connection with the death of its settlor.

(b)            Accordingly, the certificate(s) evidencing the Shares and the Warrant Shares shall, upon issuance, contain legends in substantially the following form (in addition to any other legends required to be placed thereon under applicable securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE SECURITIES LAWS.

ARTICLE II.

THE CLOSING

2.1	Deliveries at the Closing.

(a)            At the Initial Closing or any Option Closing, as the case may be, the Company shall deliver to the Buyer:

(i)         the Initial Shares or, in the case of an Option Closing, the applicable number of Option Shares, which may be in book-entry format;

(ii)        a Warrant registered in the name of Buyer representing the Initial Warrants or the applicable number of Option Warrants, as the case may be;

(iii)       a certificate of good standing in respect of the Company issued by the Secretary of State of the State of Delaware dated as of a date within five Business Days of the Initial Closing Date or any Option Closing Date, as the case may be; and

(v)        a receipt evidencing receipt by the Company of the funds transferred pursuant to Section 2.1(b)(i).

(b)           At the Initial Closing or any Option Closing, as the case may be, the Buyer shall deliver to the Company:

(i)         by bank wire transfer of immediately available funds to an account designated in writing by the Company, an amount in cash equal to (A) the Initial Shares or the Option Shares, as applicable, multiplied by (B) the purchase price per unit as determined by reference to Schedule 1.2(c) hereto; and

(ii)        a receipt evidencing receipt by Buyer of (A) the Initial Shares or the applicable number of Option Shares, as the case may be, and (B) a Warrant registered in the name of Buyer representing the Initial Warrants or the Option Warrants, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as of the date hereof as follows:

3.1	Organization; Good Standing; Qualification and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted, and is qualified to do business and is in good standing in every jurisdiction in which the failure so to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect on the Company.

3.2	Authorization.

(a)            The Company has all requisite power and authority to execute and deliver the Transaction Documents and any and all instruments necessary or appropriate in order to effectuate fully the terms of each such agreement and all related transactions and to perform its obligations under each such agreement.  This Agreement has been duly authorized by all necessary corporate action of, and executed and delivered by, the Company.

(b)            The authorization, issuance, sale and delivery of the Shares and the Warrants have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration provided for herein, will be validly issued, fully paid and non-assessable.

3.3	Noncontravention.

The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby, have not and will not (a) violate any provision of the Organizational Documents of the Company, (b) violate any law to which the Company or any of its assets is subject, (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which any of the assets of the Company is bound or (d) result in the imposition of any Lien upon any of the assets of the Company which, with respect to each of the foregoing clauses, could reasonably be expected to have a Material Adverse Effect on the Company.  Other than state blue sky securities filings, the filing of a Form D with the Securities and Exchange Commission (the “SEC”), any securities filings with foreign governments or agencies or any consents that have been obtained, the Company has not been or is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity for the execution and delivery of the Transaction Documents.

3.4	Compliance with Laws; Organizational Documents.

The Company (a) has complied in all material respects with, and is in material compliance with, all laws applicable to it and its business, and (b) has all Permits used or necessary in the conduct of its business as presently conducted, other than such Permits that, if not obtained, could not reasonably be expected to have a Material Adverse Effect on the Company.  Such Permits are in full force and effect, the Company has not received notice of any material violations with respect to any thereof, and no material Proceeding is pending or, to the Company’s knowledge, threatened to revoke or limit any thereof.

3.5	Capitalization of the Company.

(a)            Immediately prior to the Initial Closing, (i) the authorized capital stock of the Company consisted of the classes and amounts set forth on Schedule 3.5(a)(i), and (ii) the issued and outstanding capital stock of the Company (separated by class and series) was as set forth on Schedule 3.5(a)(ii).

(b)          Except as contemplated by the Transaction Documents or as set forth on Schedule 3.5(b), there are no (i) outstanding warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company pursuant to any provision of law, the Company’s Organizational Documents or any Contract to which the Company, or to the Company’s knowledge, any stockholder thereof, is a party.

3.6	Intellectual Property.

There is no pending or, to the Company’s knowledge, threatened, claim or litigation against it asserting that the Company infringes upon or otherwise violates any Intellectual Property Right of any Person (other than the Company or Buyer).  No Proceedings in which the Company alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property Right owned by the Company are pending, and none have been served by, instituted or asserted by the Company, nor, to the Company’s knowledge, are any Proceedings threatened alleging any such violation or infringement.

3.7	Material Agreements.

To the Company’s knowledge, (a) there is no material breach or default by any party under any Contract to which the Company or any of its subsidiaries is a party that is material to the Company’s business, operations, assets, financial condition or operating results (each, a “Material Agreement”) and (b) each Material Agreement is in full force and effect, constitutes the valid and binding obligation of the respective parties thereto (assuming due execution by the parties other than the Company or its subsidiaries, as applicable), and is enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

3.8	Brokers.

On behalf of the Company, there is no agent, broker, investment banker, consultant, Person or firm that has acted on behalf, or under the authority of, the Company or, to the Company’s knowledge, any of its stockholders, or will be entitled to any fee or commission directly or indirectly from the Company or, to the Company’s knowledge, any of its stockholders, in connection with any of the transactions contemplated by this Agreement.

3.9	Financial Statements.

The Company has filed with the SEC its audited balance sheet as of December 31, 2013 (the “Statement Date”), and the audited statements of income and cash flows for the year ending on the Statement Date (together, the “Audited Financial Statements”) and the unaudited balance sheet and statements of income and cash flows for the nine-month period ended September 30, 2014 (the “Interim Financial Statements”).  The Audited Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated and present fairly, in all material respects, the financial condition and position and results of operation of the Company as of the Statement Date and for the period indicated.  The Interim Financial Statements present fairly, in all material respects, the financial condition and position and results of operations of the Company as of the date and for the period indicated, and have been prepared in accordance with GAAP, except for the absence of footnote disclosure and customary year-end adjustments.

3.10	No Consent or Approval Required.

No consent, approval or authorization of, or declaration to or filing with, any Person is required by the Company for the valid authorization, execution and delivery by the Company of the Transaction Documents or for the consummation of the transactions contemplated hereby or thereby, other than (a) those consents, approvals, authorizations, declarations or filings that have been obtained or made, as the case may be, and (b) filings pursuant to federal or state securities and any other applicable laws (all of which filings have been made by the Company, other than those which are required to be made after the Initial Closing or any Option Closing, as applicable, and which will be duly made in accordance with time periods under applicable laws) in connection with the sale of the Shares and the Warrants.

3.11	Changes.

Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 or Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 or as set forth on Schedule 3.11, since December 31, 2013, there has not been:

(a)            Any change in or effect on the assets, Liabilities, financial condition or operations of the Company from that reflected in the Interim Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)            Any waiver by the Company of a material right of the Company or a material debt owed to the Company;

(c)            Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

(d)           Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current Liabilities incurred in the ordinary course of business;

(e)            Any sale, assignment, license or transfer of ownership of any Intellectual Property Rights, other than in the ordinary course of business;

(f)             Any change in any Material Agreement which has had or could reasonably be expected to have a Material Adverse Effect on the Company; or

 (g)           Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12	Absence of Undisclosed Liabilities.

The Company has no material Liabilities, except (a) to the extent reflected or reserved against on the balance sheet included in the Interim Financial Statements or disclosed in the Audited Financial Statements and (b) Liabilities arising in the ordinary course of business consistent with past practice since December 31, 2013.  There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5, or any successor thereto, issued by the Financial Accounting Standards Board) of or affecting the Company which are required to be disclosed or for which adequate provision was required to be made on the balance sheet included in the Interim Financial Statements or in the Audited Financial Statements which have not been disclosed or for which adequate provision has not been made on the balance sheet included in the Interim Financial Statements or in the Audited Financial Statements or in the notes thereto.

3.13	Insurance.

The Company maintains adequate insurance covering the risks of the Company, if any, of such types and in such amounts and with such deductibles as are customary for other companies engaged in similar lines of business.  All insurance held by the Company is in full force and effect and is issued by insurers of recognized responsibility.

3.14	Title to Assets, Properties and Rights.

The Company has good and marketable title (or a valid leasehold interest or license) to all of the assets (whether real, personal or mixed) reflected as being owned (or leased or licensed) by the Company on the balance sheet included in the Interim Financial Statements (except for those assets subsequently disposed of in the ordinary course of business for fair value), free and clear of all Liens, except for (a) those Liens set forth on Schedule 3.14; (b) Liens for current Taxes, assessments and other governmental charges not yet due and payable and for which adequate reserves have been established on the books of the Company; (c) easements, covenants, conditions and restrictions (whether or not of record) as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Company’s business as presently conducted; (d) any zoning or other governmentally established restrictions or encumbrances; (e) worker’s or unemployment compensation Liens arising in the ordinary course of business; (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts which are not delinquent; and (g) those Liens that do not, individually or cumulatively, have or could reasonably be expected to have a Material Adverse Effect on the Company.

3.15	Taxes.

The Company has timely filed all material tax returns that are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except to the extent the Company is contesting any such assessment in good faith.  All such returns were true and correct in all material respects. The Company has not received notice of any material tax deficiency proposed or assessed against it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax that has not yet expired.  None of the Company’s tax returns is currently being audited by governmental authorities, and no taxing authority has notified (or threatened) the Company, orally or in writing, that such taxing authority will or may audit any such return.  The Company has complied with all requirements of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to the Company, and to the Company’s knowledge, the Company has, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to the Company. The charges, reserves and accruals on the books of the Company in respect of Taxes and other governmental charges are adequate.

3.16	Litigation and Other Proceedings.

There are no Proceedings pending or, to the Company’s knowledge, threatened against the Company, whether at law or in equity, whether civil or criminal in nature, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1	Experience; Accredited Investor Status.

Buyer (a) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, (b) is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests, and (c) has the financial ability to bear the economic risk of its investment in the Company.

4.2	Company Information.

Buyer has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Shares and Warrants, which Buyer has requested or otherwise needs to evaluate an investment in the Shares and the Warrants.  Buyer has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  Buyer has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to Buyer’s satisfaction.

4.3	Investment.

Buyer has not been formed solely for the purpose of making this investment and is acquiring the Shares and the Warrants for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof.  Buyer understands that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein.

4.4	Transfer Restrictions.

Buyer acknowledges and understands that (a) transfers of the Shares, the Warrants and the Warrant Shares are subject to transfer restrictions contained in the Transaction Documents and under the federal securities laws and (b) it must bear the economic risk of this investment for an indefinite period of time because the Shares, the Warrants and the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

4.5	Brokers or Finders.

Buyer has not retained any investment banker, broker or finder in connection with the purchase of the Shares or the Warrants.

4.6	Organization; Good Standing; Qualification and Power.

Buyer is a revocable living trust duly organized and validly existing under the laws of its state of formation and has all requisite power and authority to own, lease and operate its assets and to carry on its operations as presently being conducted.

4.7	Authorization.
Buyer has all requisite power and authority to execute and deliver the Transaction Documents and any and all instruments necessary or appropriate in order to effectuate fully the terms of each such agreement and all related transactions and to perform its obligations under each such agreement.  Each of the Transaction Documents has been duly authorized by all necessary limited liability company action of, and executed and delivered by, Buyer.

4.8	No Consent or Approval Required.

No consent, approval or authorization of, or declaration to or filing with, any Person shall be required by Buyer for the valid authorization, execution and delivery by Buyer of the Transaction Documents or for the consummation of the transactions contemplated hereby or thereby other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

ARTICLE V.

OTHER AGREEMENTS

5.1	Reservation of Common Stock.

As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Warrant Shares pursuant to any exercise of the Warrants issued pursuant to Section 1.2.

5.2	Right of First Offer

So long as Buyer satisfies the Ownership Condition, except in the case of Excluded Stock, if the Company proposes to issue or sell shares of Common Stock (including securities convertible into or exchangeable for Common Stock), then the Company shall, no later than 30 days prior to the consummation of such issuance or sale, give written notice to Buyer of such proposed issuance or sale.  Such notice shall describe the proposed issuance or sale, identify the proposed purchaser or purchasers, and contain an offer to Buyer to sell to Buyer, at the same price and for the same consideration to be paid by the proposed purchaser or purchasers, that number of shares of Common Stock (or shares or aggregate principal amount, as applicable, of securities convertible into or exchangeable for Common Stock) in an amount up to Buyer’s pro rata portion of such Common Stock included in such issuance.  Buyer’s pro rata portion shall be the percentage that the Common Stock beneficially owned by Buyer on a fully-diluted basis (which assumes full exercise and conversion of the Warrants) bears to the outstanding Common Stock on a fully-diluted basis.  If Buyer fails to accept such offer by written notice within 15 days after its receipt of the Company’s notice by specifying that number of shares of Common Stock (or shares or aggregate principal amount, as applicable, of securities convertible into or exchangeable for Common Stock) up to its pro rata portion that it desires to purchase, the Company may proceed with such proposed issuance, free of any right on the part of such Buyer under this Section 5.2 in respect thereof.

5.3	Board of Directors.

 (a)           (i)        Immediately following the Initial Closing and for so long as Buyer satisfies the Ownership Condition, Buyer shall have the right to nominate one member of the Board (an “Investor Director”) at every annual meeting of the stockholders of the Company in which directors are generally elected, including, without limitation, at every adjournment or postponement thereof, and on any action approval by written consent of the stockholders of the Company relating to the election of directors generally (in each case, a “Director Election”);

(ii)        Immediately following the first Option Closing, and so long as Buyer beneficially owns at least 20% of the outstanding shares of Common Stock on a fully-diluted basis, Buyer shall have the right to nominate an additional Investor Director in every Director Election so long as the Board consists of five directors; and

(iii)       In the event that the size of the Board is increased such that it consists of more than five directors and so long as Buyer beneficially owns at least 20% of the outstanding shares of Common Stock on a fully-diluted basis, Buyer shall also have the right to nominate a pro rata share of the additional directors (any such director also being referred to herein as an Investor Director) in every Director Election;

 (b)           The following procedures shall be followed with respect to the nomination of any Investor Director pursuant to Section 5.3(a):

(i)         For purposes of whether Buyer has a right to nominate Investor Directors pursuant to Section 5.3(a), Buyer’s ownership of the shares of Common Stock will be measured as of the record date for such annual meeting or written consent;

(ii)        No later than February 28 of each year, Buyer shall provide the Company with its nominees for the Investor Directors, along with any other information reasonably requested by the Company to evaluate the suitability of such candidates for directorship, including, without limitation, the information specified in the Organizational Documents of the Company, as then in effect. With respect to any such nominee, Buyer shall use its best efforts to ensure that any such nominee satisfies all stated criteria and guidelines for director nominees of the Company.  The Company shall be entitled to rely on any written direction from Buyer regarding such nominees without further action by the Company;

(iii)       If the Board or any authorized committee thereof approves of Buyer’s nominees for Investor Directors, the Board shall recommend that the stockholders of the Company vote to elect such Investor Directors at the next annual meeting of stockholders at which directors of the Company will be generally elected;

(iv)       If the Board or any authorized committee thereof raises a reasonable objection to one or more of Buyer’s nominees for Investor Directors, then Buyer and the Board shall use their reasonable efforts to agree on the nominees for Investor Directors, and if Buyer and the Board cannot agree on the nominees on or before the tenth calendar day prior to the proposed filing of the Company’s annual proxy statement in preliminary or definitive form, as applicable, then such nominee(s) for Investor Director shall not be nominated by the Company at such annual meeting;

(v)        Notwithstanding anything to the contrary in this Agreement and without any further action by the Company, Buyer’s right to nominate any Person to the Board shall automatically terminate, and be of no further force and effect, on the date that Buyer fails to satisfy the Ownership Condition and any other ownership requirements specified in Section 5.3(a).  Buyer shall promptly, but in any case within five days, provide notice to the Company upon Buyer ceasing to meet the Ownership Condition or any other ownership requirements;

(vi)      Each of the Investor Directors, upon appointment or election to the Board, will be governed by the same protections and obligations as all other directors of the Company, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director stock ownership guidelines, stock trading and pre-approval policies, and other governance matters; and

(vii)     Commencing on the election or appointment of Buyer’s nominees as Investor Directors in accordance with this Agreement and thereafter for so long as at least one Investor Director is serving as a member of the Board, Buyer will: (i) with respect to the Company or the Common Stock, not make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors), (ii) except as provided for in this Agreement, not seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, (iii) not initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals made to the Company whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934 or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such stockholder proposal, regardless of its purpose, or (iv) cause all Common Stock beneficially owned by Buyer as to which it is entitled to vote at any meeting of stockholders or by written consent to be voted in favor of the election of each member of any slate of directors recommended by the Board that includes Buyer’s nominees; provided, that each Investor Director on the Board shall have voted in favor of such slate of director nominees.

5.4	Additional Rights.

For so long as Buyer satisfies the Ownership Condition, the Company shall (A) deliver to Buyer (i) unaudited quarterly (with respect to the first three quarters of the fiscal year) financial statements of the Company within 45 days after the end of each month, with comparisons to prior years and to the budget for that month and (ii) audited annual financial statements of the Company, together with management’s discussion and analysis within 120 days after the end of each fiscal year; provided, however, that these rights shall not be effective during such times as the Company is required to file reports with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934; (B) upon reasonable notice to the Company and subject to the confidentiality provisions of Section 6.8, on Business Days during normal business hours Buyer shall be entitled reasonable access to the books and records of the Company;  (C) deliver to the Board annual management projections and budgets prior to the start of each fiscal year, which Buyer may request from management and, if such request is made, management of the Company shall deliver such materials to Buyer within a reasonable time following such request; (D) notify the Buyer as soon as reasonably practicable of any material litigation and or governmental proceedings/investigations involving the Company; and (E) require that its key employees and consultants execute confidentiality agreements concerning proprietary information of the Company, such parties thereto and the subject matters thereof to be reasonably determined by the Company and the Buyer.

5.5	Existing Securities Purchase Agreement.

The Company shall comply with its obligations under Section 5.4 of that certain Securities Purchase Agreement, dated as of March 25, 2014, by and among 4Licensing Corporation, Cleveland Capital, L.P., Prescott Group Aggressive Small Cap Masterfund, GP and the Guarantors listed on Annex I thereto.

ARTICLE VI.

MISCELLANEOUS

6.1	Expenses.

Each party will pay its own expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any broker fees, expenses of financial advisors, financial sponsors, legal counsel or other advisors.

6.2	No Third Party Beneficiaries.

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

6.3	Complete Agreement.

This Agreement, together with the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the purchase and sale of the Shares and the Warrants.

6.4	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  None of the parties hereto shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Company may assign or otherwise transfer all of its rights and obligations under this Agreement without the prior written consent of Buyer to its successor in interest in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise.

6.5	Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart which shall be deemed to be an original instrument and all of which counterparts together shall constitute one instrument.

6.6	Press Releases and Public Announcements.

The parties will agree upon the timing and content of any initial press release, or other public communications relating to this Agreement and the transactions contemplated herein.

(a)            Except to the extent already disclosed in any initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by any of the parties hereto without such party first obtaining the approval of the other parties and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld; provided, however, that nothing in this Section 6.6(a) shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

(b)           The party desiring to make any such public announcement shall provide the other parties with a written copy of the proposed announcement in sufficient time prior to public release to allow such other parties to comment upon such announcement, prior to public release.'

6.7	Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, via electronic mail, by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the appropriate party at the address, email address or facsimile number, as applicable, set forth below (or at such other address for such party as shall be specified by like notice):

If to the Company, to:

4Licensing Corporation
767 Third Avenue
New York, New York 10017
Telephone:  (646) 822-4258
Facsimile:  (212) 754-5481
Email:  BFoster@4LicensingCorp.com
Attention:  Bruce R. Foster

With a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone:  (216) 586-7103
Facsimile:  (216) 579-0212
Email:  mjsolecki@jonesday.com
Attention:  Michael J. Solecki, Esq.

If to Buyer, to:

Leslie G. Rudd Living Trust
2416 E. 37th St. N.
Wichita, Kansas 67219
Telephone:  (316) 847-4847
Email:         Darrell.Swank@lrico.com
Attention:   Darrell Swank

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by email or facsimile, (A) when delivered prior to 5:00 p.m. (New York time) on a Business Day or (B) if delivered after 5:00 p.m. on a Business Day or on a day that is not a Business Day, one Business Day after delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the second Business Day following the date when sent, and (iv) in the case of mailing, on the fifth Business Day following such mailing.

6.8	Confidentiality.

Buyer shall, and shall cause its officers, directors, employees, agents, affiliates and its affiliate’s officers, directors, employees and agents to, hold confidential and not use in any manner detrimental to the Company all information they may have or obtain pursuant to their rights under this Agreement concerning the Company and its assets, business, operations, or prospects (collectively, “Confidential Information”); provided, however, that the foregoing shall not apply to (a) information that is or becomes generally available to the public other than as a result of the improper disclosure by Buyer or any of its affiliates or its or its affiliates’ employees, agents, accountants, legal counsel or other representatives, (b) information that is or becomes available to Buyer or any of its employees, agents, accountants, legal counsel, or other representatives on a nonconfidential basis prior to its disclosure by the Company or its employees, agents, accountants, legal counsel or other representatives, (c) information that is required to be disclosed by Buyer or any of its affiliates or its or its affiliates’ employees, agents, accountants, legal counsel, or other representatives as a result of any applicable law, rule, or regulation of any governmental authority or stock exchange and (d) any information that is reasonably required to be disclosed by Buyer in order to enforce its rights pursuant to this Agreement.

6.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

6.10	Amendments and Waivers.

This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by the Company and Buyer or, in the case of a waiver, the party or parties hereto waiving compliance.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party hereto may otherwise have at law or in equity.

6.11	Termination.

This Agreement may be terminated by a written instrument signed by the Company and Buyer.

6.12	Headings.

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

6.13	Certain Definitions.

“$” or “dollar” means U.S. dollars.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

 “Code” has the meaning set forth in Section 3.15 of this Agreement.

“Common Stock” means the shares of common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” has the meaning set forth in Section 6.8 of this Agreement.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, instrument, permit, concession, franchise, license, commitment, contract, subcontract or other agreement, in each case, whether written or oral.

“Director Election” has the meaning set forth in Section 5.3(a)(i) of this Agreement.

“Excluded Stock” means (a) the Warrant Shares, and the shares of Common Stock issuable upon exercise of those certain warrants to purchase Common Stock for $0.98 per share (as such exercise price may be adjusted from time to time in accordance with the terms of such warrants) issued on March 25, 2014 and any additional warrants (and the shares of Common Stock issuable upon exercise of such warrants) issuable pursuant to the Securities Purchase Agreement, dated as of March 25, 2014, by and among 4Licensing Corporation, Cleveland Capital, L.P., Prescott Group Aggressive Small Cap Masterfund, GP and the Guarantors listed on Annex I thereto; (b) shares of Common Stock, or options or other equity awards for shares of Common Stock, issued or issuable pursuant to equity compensation plans, stock purchase plans or other compensation arrangements for officers, directors and other employees of the Company and its subsidiaries; (c) shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries convertible into or exchangeable for Common Stock outstanding on the date hereof; (d) shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries issued to an unaffiliated  third party or group of third parties in connection with any bona fide merger, acquisition, business combination or joint venture; (e) shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries offered by the Company to the public pursuant to a registration statement filed under the Securities Act; (f) shares of Common Stock or other securities convertible or exchangeable for Common Stock issued as a stock dividend; and (g) such additional number of shares of Common Stock as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses (a) through (f) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal.

“Initial Closing” has the meaning set forth in Section 1.2(a) of this Agreement.

“Initial Closing Date” has the meaning set forth in Section 1.2(a) of this Agreement.

“Initial Shares” means 769,231 shares of Common Stock.

“Initial Warrants” means Common Stock purchase warrants, in substantially the form attached as Exhibit A, and any warrant or warrants delivered in exchange or replacement therefor, to purchase 1,538,462 shares of Common Stock.

“Intellectual Property Rights” means all of the following or their substantial equivalent or counterpart in any jurisdiction around the world: (i) patents, patent applications and invention and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names; (iii) copyrights, software, and source code and copyrightable works; (iv) registrations and applications for any registration for any of the foregoing; and (v) trade secrets, know-how, confidential information, inventions and discoveries.

“Interim Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“Investor Director” has the meaning set forth in Section 5.3(a)(i) of this Agreement.

“Liabilities” mean any liabilities or obligations, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Lien” means any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, condition (financial or otherwise) or operating results of such Person and its subsidiaries, if any, taken as a whole.

“Material Agreement” has the meanings set forth in Section 3.7 of this Agreement.

“MNPI” has the meaning set forth in Section 1.2(b) of this Agreement.

“Option” has the meaning set forth in the preamble of this Agreement.

“Option Closing” has the meaning set forth in Section 1.2(b) of this Agreement.

“Option Closing Date” has the meaning set forth in Section 1.2(b) of this Agreement.

“Option Shares” means an aggregate of 6,923,077 shares of Common Stock (subject to adjustment in the case of a stock split or share combination).

“Option Warrants” means Common Stock purchase warrants, in substantially the form attached as Exhibit A, and any warrant or warrants delivered in exchange or replacement therefor, to purchase an aggregate number of shares of Common Stock equal to the aggregate number of Option Shares.

 “Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

 “Ownership Condition” means the beneficial ownership by Buyer of at least 769,231 shares of Common Stock (subject to adjustment in the case of a stock split or share combination) directly (and not pursuant to the Warrants or any other security convertible into or exchangeable for shares of Common Stock).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator.

 “SEC” has the meaning set forth in Section 3.3 of this Agreement.

“Securities Act” has the meaning set forth in Section 1.3 of this Agreement.

“Shares” means the Initial Shares and the Option Shares.

“Statement Date” has the meaning set forth in Section 3.9 of this Agreement.

 “Tax” as used in this Agreement, means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in clause (a) above as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group.

“Termination Date” has the meaning set forth in Section 1.2(d) of this Agreement.

“Transaction Documents” mean this Agreement and the Warrants.

 “Warrants” means the Initial Warrants and the Option Warrants.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Initial Warrants and the Option Warrants.

6.14	Incorporation of Schedules and Exhibits.

The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof

6.15	Rules of Construction.

The term “this Agreement” means this agreement together with all schedules and the exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  In this Agreement, the term “the Company’s knowledge” or “the knowledge of the Company” means the knowledge of each officer of the Company, which could have been acquired after making such reasonable due inquiry and exercising such reasonable diligence as a prudent business person could have made or exercised in the management of his or her business affairs, including reasonable due inquiry of those key employees and professionals of the Company who could reasonably be expected to have actual knowledge of the matters in question. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.  The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, and words imparting the singular number only shall include the plural and vice versa, as in each case the context may require or permit.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.16	Severability.

In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without such provision.  In such event, the parties hereto shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the parties hereto in agreeing to such invalid provision, without itself being invalid.

6.17	Loss of Warrant.

Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant, and indemnity reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Warrant (in case of mutilation), the Company will make and deliver to Buyer in lieu of such Warrant a new Warrant of like tenor.

{Signature pages follow.}

IN WITNESS WHEREOF, the Company and the Buyer have caused their duly authorized representatives to execute this Agreement as of the date first above written.

4LICENSING CORPORATION

By:	/s/ Bruce R. Foster
Name: Bruce R. Foster
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company and the Buyer have caused their duly authorized representatives to execute this Agreement as of the date first above written.

LESLIE G. RUDD LIVING TRUST

By:	/s/ Leslie G. Rudd by Darrell Swank
	Name:	Leslie G. Rudd by Darrell Swank as
Attorney-in-Fact under Durable Power
of Attorney dated December 13, 2010

[Signature Page to Purchase Agreement]

Exhibit A

Form of Warrant

See attached.

COMMON STOCK PURCHASE WARRANT

4LICENSING CORPORATION

Warrant Shares: [____]	Issue Date: [___], 2015

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [_____] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on January 30, 2025 (the “Termination Date”) but not thereafter, to subscribe for and purchase from 4Licensing Corporation, a Delaware corporation (the “Company”), up to [____] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.              Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated January 30, 2015, among the Company, the purchaser signatory thereto and the guarantors signatory thereto.

Section 2.              Exercise.

a)            Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise in the form annexed hereto. Within three (3) days on which the Common Stock is not suspended from trading on any national securities exchange or over-the-counter market at the close of business and has traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Common Stock (“Trading Days”) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank; provided, however, in the event that the Holder has not delivered such aggregate Exercise Price within three (3) Trading Days following the date of such exercise as aforesaid, the Company shall not be obligated to deliver such Warrant Shares hereunder until such payment is made. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two (2) Business Days of receipt of such notice.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)           Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $0.72, subject to adjustment hereunder (the “Exercise Price”).

c)            Mechanics of Exercise.

i.       Delivery of Warrant Shares Upon Exercise.  Upon exercise of this Warrant, the Company shall promptly, but in no event later than three (3) Trading Days after the delivery of the aggregate Exercise Price pursuant to Section 2(a), issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise.  The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(c)(v) prior to the issuance of such shares, having been paid.

ii.       Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.      Rescission Rights.  If the Company fails to issue or cause to have issued the Warrant Shares pursuant to Section 2(c)(i) within three (3) Trading Days after the delivery of the aggregate Exercise Price pursuant to Section 2(a), then the Holder will have the right to rescind such exercise. The right of rescission of Holder under this Section 2(c)(iii) is subject to delivery by the Holder of the aggregate Exercise Price in accordance with the terms of Section 2(a) herein.

iv.     No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

v.      Charges, Taxes and Expenses.  Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder in the Notice of Exercise; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vi.     Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.              Certain Adjustments.

a)            Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b)	Issuance of Additional Shares of Common Stock, Options and Convertible Securities.

i.        Issuance of Additional Shares of Common Stock. In case the Company at any time or from time to time after the date hereof and prior to the Termination Date shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(b)(ii) but excluding a dividend or distribution described in Section 3(a), with respect to which an adjustment to the number of shares of Common Stock issuable upon exercise of the Warrants and the Exercise Price shall be made pursuant to the terms of Section 3(a)) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issue or sale, then, and in each such case, the Exercise Price with respect to each unexercised Warrant shall be reduced, concurrently with such issue or sale to a price determined by multiplying such Exercise Price by a fraction

(a)      the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of such Additional Shares of Common Stock so issued or sold (or deemed issued or sold pursuant to Section 3(b)(ii)) would purchase at such Exercise Price, and

(b)    the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale,

provided, that for the purposes of this Section 3(b)(i), (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 3(b)(ii), such Additional Shares shall be deemed to be outstanding, and (y) treasury shares shall not be deemed to be outstanding.

ii.       Treatment of Options and Convertible Securities. In case the Company at any time or from time to time after the date hereof and prior to the Termination Date shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of the Company’s securities entitled to receive, any Options or Convertible Securities (other than a distribution involving an Option or Convertible Security pursuant to Section 3(a)), then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(b)(iii)) of such shares would be less than the Exercise Price of the unexercised Warrants in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued;

(a)             no further adjustment of the Exercise Price of the unexercised Warrants shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

(b)            if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Exercise Price of the unexercised Warrants computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

(c)             upon the expiration (or purchase by the Company and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which (or purchase by the Company and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which) shall not have been exercised, the Exercise Price of the unexercised Warrants computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

(i)         in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii)         in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 3(b)(iii)) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

(d)            no readjustment pursuant to subsections 3(b)(ii)(b) or (c) above shall have the effect of increasing the Exercise Price of the unexercised Warrants by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

(e)             in the case of any such Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Exercise Price of the unexercised Warrants shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subsection 3(b)(ii)(c) above.

iii.      Computation of Consideration.  For purposes of this Section 3(b):

(a)     the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

(i)  insofar as it consists of cash, be computed at the net amount of cash received by the Company,

(ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company (the “Board”), and

(iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board;

(b)    Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(b)(ii), relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

(i) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subsection 3(b)(iii)(a), by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

iv.       Definitions. As used in this Section 3(b), unless the context otherwise requires, the following terms have the following respective meanings:

(a)      “Additional Shares of Common Stock” means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section 3(b)(ii), deemed to be issued) by the Company after the date hereof and prior to the Expiration Date, whether or not subsequently reacquired or retired by the Company, other than

(i)  shares of Common Stock issuable upon the exercise of the Warrants, and shares of Common Stock issuable upon those certain warrants to purchase Common Stock for $0.98 per share (as such exercise price may be adjusted from time to time in accordance with the terms of such warrants) issued on March 25, 2014 and any additional warrants (and the shares of Common Stock issuable upon exercise of such warrants)  issuable pursuant to the Securities Purchase Agreement, dated as of March 25, 2014, by and among 4Licensing Corporation, Cleveland Capital, L.P., Prescott Group Aggressive Small Cap Masterfund, GP and the Guarantors listed on Annex I thereto;

(ii)  shares of Common Stock, or options or other equity awards for shares of Common Stock, issued or issuable pursuant to equity compensation plans, stock purchase plans or other compensation arrangements for officers, directors and other employees of the Company and its subsidiaries;

(iii)  shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries convertible into or exchangeable for Common Stock outstanding on the date hereof;

(iv)  shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries issued to an unaffiliated  third party or group of third parties in connection with any bona fide merger, acquisition, business combination or joint venture;

(v)  shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries offered by the Company to the public pursuant to a registration statement filed under the Securities Act; and

(vi)  such additional number of shares of Common Stock as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses (i) through (v) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock.

(b)       “Convertible Securities” means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

(c)        “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

c)            Subsequent Rights Offerings. In addition to any adjustments pursuant to the other subsections of this Section 3, if at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d)            Pro Rata Distributions.  During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.  To the extent that this Warrant has not been partially or completed exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

e)            Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  Upon the occurrence of any such Fundamental Transaction in which the Company is the survivor (such surviving entity, the “Successor Entity”), the Successor Entity shall succeed to, and be substituted for, the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and the Successor Entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)            Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g)            Notice to Holder.

i.        Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.       Notice to Allow Exercise by Holder. If, during the period in which this Warrant is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.              Transfer of Warrant.

a)            Transferability.  The Holder shall not sell, assign, transfer, pledge or dispose of all or any part of this Warrant, by operation of law or otherwise.  Notwithstanding anything in this Warrant to the contrary, the Holder may transfer all or any part of the Warrant to any person or corporation (profit or nonprofit), partnership, limited liability company, association, trust or other entity that controls, is controlled by, or under common control with, the Holder, so long as such transferee consents in writing to be bound by the terms and conditions of this Warrant.

b)             Warrant Register.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.              Miscellaneous.

a)            No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3.

b)           Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)            Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)            Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e)           Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f)             Nonwaiver.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

g)           Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

h)           Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)             Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

j)            Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Requisite Holders (as defined in the Purchase Agreement).

k)           Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

l)            Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

4LICENSING CORPORATION

By:
Name:
Title:

NOTICE OF EXERCISE

TO:4LICENSING CORPORATION

(1)    The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)    Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following address:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date: